EX-34.5
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KPMG LLP
303 East Wacker Drive
Chicago, IL 60601-5212



Report of Independent Registered Public Accounting Firm


The Board of Directors
CFC Transactions LLC

We have examined management's assessment, included in the accompanying Report on Assessment of Compliance with Applicable Securities and Exchange Commission's Regulation AB Servicing Criteria, that CFC Transactions LLC (the Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for commercial mortgage backed security transactions for which it provides sub-servicing on behalf of the Master Servicer, as defined in management's assessment (the "Platform"), except for the criteria set forth in Sections 1122(d)(1)(iii), 1122(d)(2)(iii), 1122(d)(3)(i)(C), 1122(d)(3)(i)(D), 1122(d)(4)(iii), 1122(d)(4)(v),
1122(d)(4)(vi), 1122(d)(4)(vii), and 1122(d)(4)(xiv), which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform (the "Applicable Servicing Criteria"), as of and for the year ended December 31, 2007. Management is responsible for the Company's compliance with the Applicable Servicing Criteria. Our responsibility is to express an opinion on management's assessment about the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the Applicable Servicing Criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the Applicable Servicing Criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the Applicable Servicing Criteria.

In our opinion, management's assessment that the Company complied with the aforementioned Applicable Servicing Criteria as of and for the year ended December 31, 2007 is fairly stated, in all material respects.


/s/ KPMG LLP

Chicago, Illinois
March 7, 2008


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